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                                                                     EXHIBIT 8.2

                      [HellerEhrman Attorneys Letterhead]


June 5, 2000


GigaPixel Corporation
2350 Mission College Boulevard
Suite 800
Santa Clara, California   95054

Ladies and Gentlemen:

     We have acted as counsel to GigaPixel Corporation, a Delaware corporation ("GigaPixel"), in connection with the planned transaction (the "Merger") contemplated by the Agreement and Plan of Reorganization, dated as of March 27, 2000, by and among 3dfx Interactive, Inc., a California corporation ("3dfx"), Galapagos Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 3dfx ("Merger Sub"), and GigaPixel (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into GigaPixel. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus/Information Statement to be dated and filed by 3dfx with the Securities and Exchange Commission on June 6, 2000, (iii) the tax representation letters delivered by 3dfx, Merger Sub and GigaPixel to us in connection with this opinion, and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all representations and warranties, covenants and statements contained in each of the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the Effective Time; that no actions inconsistent with such representations and warranties, covenants and statements have occurred or will occur; that all such representations and warranties, covenants and statements made "to the best of the knowledge of" any persons or parties, or similarly qualified, are true, correct and complete as if made without such qualification; and, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

     For purposes of this opinion, we have assumed that (without any independent investigation or review thereof), and our opinion is conditioned on the correctness of, the following: (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Merger

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Agreement are true, correct, and complete in all respects; (iii) the Merger will be effective as a merger under the applicable laws of Delaware; and (iv) each of 3dfx, GigaPixel and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder.

     Our opinion could be adversely affected by any inaccuracy in, or breach of, any of the aforementioned representations and warranties, covenants, statements and assumptions and by any change in applicable law after the date hereof. No ruling has been sought from the Internal Revenue Service by 3dfx, GigaPixel or Merger Sub as to the federal income tax consequences of any aspect of the Merger. This opinion represents only our best judgment as to the probable federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts or any government body.

     Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by 3dfx, GigaPixel or Merger Sub in connection with the transactions described above. Our opinion is based on current federal income tax law, and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

     This opinion has been delivered to you for the purpose of complying with applicable securities laws. This opinion is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of GigaPixel, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

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     We hereby consent to the use of this opinion as an exhibit to the Proxy
Statement/Prospectus/Information Statement on Form S-4 filed by 3dfx with the Securities and Exchange Commission in connection with the Merger and to the reference to our Firm in the Proxy Statement/Prospectus/Information Statement under the caption "Terms of the Merger Agreement and Related Transactions-Material Federal Income Tax Consequences." In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        /s/ HELLER EHRMAN WHITE & McAULIFFE LLP